DORSEY & WHITNEY
                A Partnership Including Professional Corprations

                           2200 FIRST BANK PLACE EAST
                          MINNEAPOLIS, MINNESOTA 55402
                                 (612) 340-2600

Midas Gold Shares & Bullion, Inc.
One Appletree Square
Minneapolis, Minnesota 55420

Gentlemen:

     Referenced is made to the Registration Statement on Form N-1A (File No. 2-98229) which you have filed with the Secutities and Exchange Commission pursuant to the Securities Act of 1933 for the purpose of registering for sale by Midas Gold Shares & Bullion, Inc. (the "Fund") of an indefinite number of shares of the Fund's Common Stock, $.01 par value per share.

     We are familiar with the proceedings to date with respect to the proposed sale by the Fund, and have examined such records, documents and matters of law and have satisfied ourselves as to such matters of fact as we consider relevant for the purposes of this opinion.

          We are of the opinion that:

          (a) The Fund is a legally organized corporation under Minnesota law.

          (b) The shares of Common Stock to be sold by the Fund will be legally issued, fully paid, and non-assessable when issued and sold upon the terms and in the manner set forth in said Registration Statement of the Fund.

     We consent to the reference to this firm under the caption "Other Information -- Counsel and Accountants" in Part B of the Registration Statement and to the use of this opinion as an exhibit to said Registration Statement.

Dated: October 1, 1985

                              Very truly yours,